Exhibit 5

MUNGER, TOLLES & OLSON LLP
355 SOUTH GRAND AVENUE
THIRTY-FIFTH FLOOR
LOS ANGELES, CALIFORNIA 90071-1560
TELEPHONE (213) 683-9100
FACSIMILE (213) 687-3702

33 NEW MONTGOMERY STREET
SAN FRANCISCO, CALIFORNIA 94105-9781
TELEPHONE (415) 512-4000
FACSIMILE (415) 512-4077

October 22, 2003

ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, CA 92626

Ladies and Gentlemen:

     We have acted as special counsel for ICN Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 filed on the date hereof (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale by the Company of 7,000,000 shares (the “Shares”) of the Common Stock, par value $.01 per share, of the Company for issuance from time to time pursuant to the Company’s 2003 Employee Stock Purchase Plan (the “Plan”). This opinion is delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photocopies, and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein, other than those assumed, we have relied without independent verification upon the documents referred to above, the accuracy of factual matters contained therein, and oral or written statements and representations of officers and other representatives of the Company and others, including public officials.

     Based upon the foregoing, and such other legal and factual considerations we have deemed relevant, we are of the opinion that, when the Shares are issued or sold and delivered in accordance with the provisions of the Plan, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

     Our opinions expressed above are limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinions are rendered only with respect to laws and the rules, regulations and decisions under them which are currently in effect.

     We hereby consent to the reference to our name in the Registration Statement as the legal counsel who has passed upon the legality of the Shares, and to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

     The opinions expressed herein are solely for your benefit in connection with the Form S-8 and may not be relied on in any manner or for any purpose by any other person or entity.

Very truly yours,

/s/ Munger, Tolles & Olson LLP